Exhibit 99.1

FINAL: FOR IMMEDIATE RELEASE

For more information, please contact:
Investor Relations:	Media Relations:
Jocelyn Philbrook	Sarah McAuley
978-614-8672	978-614-8745
jphilbrook@sonusnet.com	smcauley@sonusnet.com

SONUS NETWORKS REPORTS 2007 THIRD QUARTER FINANCIAL RESULTS

BT Group Selects Sonus as 21CN Vendor for AGCF;

Company Reaches Agreement to Settle Class Action Lawsuit

WESTFORD, Mass., November 8, 2007 — Sonus Networks, Inc. (Nasdaq: SONS), a leading supplier of service provider IP-voice infrastructure solutions, today reported its financial results for the third quarter ended September 30, 2007.

Revenues for the third quarter of fiscal 2007 were $76.6 million compared with $75.5 million in the second quarter of fiscal 2007 and $76.0 million for the third quarter of fiscal 2006.  The Company reported a net loss on a GAAP basis of $26.8 million, or $0.10 per share, for the third quarter of 2007, compared to a GAAP net loss of $7.0 million, or $0.03 per share, for the second quarter of 2007, and GAAP net income of $14.4 million, or $0.06 per diluted share, for the third quarter of 2006.

Revenues for the first nine months of fiscal 2007 were $223.2 million, compared to $200.5 million in the same period last year.  The Company’s GAAP net loss for the first nine months of fiscal 2007 was $37.7 million, or $0.14 per share, compared to GAAP net income of $29.1 million, or $0.11 per diluted share, for the first nine months of fiscal 2006.

The Company’s results include stock-based compensation and related expenses, other costs related to the stock option investigation and subsequent restatement such as withholding tax adjustments and professional fees, and amortization of intangible assets totaling $11.2 million in the third quarter of 2007, $18.8 million in the second quarter of 2007 and $4.7 million in the third quarter of 2006.  These charges totaled $43.8 million in the first nine months of 2007 and $10.1 million in the first nine months of 2006. The Company’s 2007

GAAP results also include $40 million of expense related to the November 7, 2007 settlement of litigation.

“Sonus delivered a solid quarter, further strengthening the Company’s leadership position in this exciting market,” said Hassan Ahmed, chairman, president and CEO, Sonus Networks.  “We recorded revenue slightly ahead of our outlook, launched important new technology into the market, strengthened our executive team and, perhaps most importantly, won a significant position in the world’s largest all-IP network, BT’s 21CN.”

“We have demonstrated the ability to deliver IP-voice traffic seamlessly, provide end-to-end IP-based voice communications networks and deploy advanced features and applications, all while supporting many of the world’s largest operators.  This new way of communicating is going to shape our daily lives and make them more fulfilling, exciting and manageable.  The decisions major network operators are making today reflect their commitment to this new communications paradigm, and as these investments are expected to drive ongoing growth in our business,” continued Ahmed.

In a press release issued today, Sonus announced that BT Group, one of the world’s leading providers of communications solutions and services, has selected Sonus as an official 21CN vendor to supply an Access Gateway Control Function (AGCF) capability to support BT’s 21st Century Network programme (21CN).  The Sonus solution will enable communications providers to interconnect with BT’s 21CN and leverage its next-generation capabilities to provide converged multimedia services to end user customers.

Resolution of 2004 Class Action Lawsuit

On November 7, 2007, the Company reached an agreement to settle litigation against the Company and certain of its former and current officers alleging violations of federal securities laws in connection with the Company’s 2004 restatement.

Pursuant to the settlement, which is subject to court approval, the Company has agreed to pay $40 million to the shareholder classes in the case.  The Company has recorded a $40 million charge and related liability in the third quarter of 2007 for the full amount of the settlement.

The Company has approximately $15.3 million in insurance coverage that could be used to help offset the costs of this litigation as well as other litigation pending against the Company and certain of its current and former officers and directors.  Due to ongoing discussions with its insurer about the extent of the insurance coverage available for, and current uncertainties about the outcome of, the other pending litigation, the Company has not yet determined how much, if any, of this insurance coverage will be allocated to the 2004 restatement settlement.  In the event that the Company ultimately determines that some or all of the $15.3 million of available insurance will be utilized towards this settlement, the Company would record a gain in that subsequent reporting period for the amount of the insurance proceeds allocated to the settlement.

Third Quarter Fiscal 2007 Business Highlights:

New Products

Sonus’ focus on innovation remained unwavering in Q3, bringing several new products to market to help network operators drive value in their networks and empower consumers with lifestyle-changing communications solutions.

•                  Sonus released its latest generation of the Network Border Switch (NBS), raising the bar once again for network security across the boundaries of today’s IP core, access and wireless networks.  The strength of Sonus’ NBS was validated by CT Labs, a full service testing and analysis lab serving converged communications product manufacturers and next-generation network carriers and service providers.  The rigorous tests conducted by CT Labs confirmed that Sonus’ NBS provides carrier-class security features that help network operators maintain the integrity of their networks.

•                  Sonus unveiled a new version of its enterprise and residential voice services software platform.  The new platform, called Access 7.0, brings a broad array of innovative and traditional voice features to telephone operators that will enable the delivery of enterprise and residential IP-voice services to customers, regardless of the last-mile connection.  Access 7.0 is built on Sonus’ award-winning IP Multimedia Subsystem (IMS)-based platform, further strengthening operators’ ability to embrace the power of IP with a migration path that fits into their overall business plans.

•                  Sonus continued to innovate in its core networking solutions as well, delivering a new standards-based Electronic Number Mapping (ENUM) enhancement for number portability services.  This new solution is critical for network operators worldwide, particularly in emerging markets in Eastern Europe, Latin America, South America and Asia-Pacific that are working to keep pace with changing regulatory landscapes.

Customer Announcements

Demonstrating the success of Sonus’ end-to-end IP access solution, Carphone Warehouse Networks, a subsidiary of the Carphone Warehouse Group, celebrated the one-year anniversary of the Group’s free TalkTalk Broadband service built on its Next Generation Network using the Sonus platform.  The network currently supports in excess of 600,000 subscribers and is expected to reach nearly one million households as part of Carphone Warehouse Group’s initial deployment by the end of its 2007/08 financial year.

Industry Leadership

Sonus’ track record for technology innovation and its position as one of the industry’s most trusted providers of IP-voice and multimedia services once again earned the Company market share leadership.  Independent market researchers reported that Sonus increased its market share in the second quarter of 2007.

•                  Infonetics Research, a leading independent research firm, published a report naming Sonus a leader in key segments of the IP-voice market worldwide and in North America.  The report also reflected Sonus’ recent focus on growing its position in EMEA, noting that the Company’s market share position increased 50% over the previous quarter.

•                  Synergy Research Group, a leading independent industry research firm, reported Sonus grew its leading market share position to 29.2% of the high density gateway market.  This achievement was during a time when several operators delayed capital spending decisions.  Sonus extended its leadership by capturing a higher percentage of the overall market and growing revenue 17.8% in the first half of 2007 compared to the first half of 2006.

•                  iLocus Research reaffirmed Sonus leadership in minutes of IP voice traffic, noting that Sonus carries approximately 4 out of 10 long distance IP voice minutes.

“It started simply with connecting a call over an IP network, but sparked a revolution as operators around the globe began investing in creating the world’s most advanced IP networks.  To be successful, network operators need a superior innovation partner to drive the possibilities in communications to the next level.  Innovation is critical, and that is one area where Sonus has always excelled,” said Ahmed.  “Sonus shares with its customers a vision for the transformative power of IP, and we’re dedicated to helping our customers deliver a new communications landscape that blends traditional communications with new levels of richness, mobility, and tools for improving users’ lifestyles.”

About Sonus Networks

Sonus Networks, Inc. is a leading provider of voice over IP (VoIP) infrastructure solutions for wireline and wireless service providers.  With its comprehensive IP Multimedia Subsystem (IMS) solution, Sonus addresses the full range of carrier applications, including residential and business voice services, wireless voice and multimedia, trunking and tandem switching, carrier interconnection and enhanced services.  Sonus’ voice infrastructure solutions are deployed in service provider networks worldwide. Founded in 1997, Sonus is headquartered in Westford, Massachusetts.  Additional information on Sonus is available at http://www.sonusnet.com.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties.  Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are referred to Item 1A “Risk Factors” of Sonus’ Quarterly Report on Form 10-Q for the period ended June 30, 2007, filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements.  Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks and uncertainties associated with the Company’s restatement of its historical stock option granting practices and accounting including regulatory actions or litigation; risks associated with our international expansion and growth; consolidation in the telecommunications industry; and potential costs resulting from pending securities litigation against the Company. Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date.  While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so.

Sonus is a registered trademark of Sonus Networks, Inc.   All other company and product names may be trademarks of the respective companies with which they are associated.

SONUS NETWORKS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months	Three months	Three months
	ended	ended	ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Revenue:
Product	$55,143	$52,171	$53,485
Service	21,428	23,322	22,524
Total revenue	76,571	75,493	76,009

Cost of revenue:
Product	21,887	23,561	18,612
Service	9,279	9,563	7,571
Total cost of revenue	31,166	33,124	26,183

Gross profit	45,405	42,369	49,826

Gross profit %
Product	60.3%	54.8%	65.2%
Service	56.7%	59.0%	66.4%
Total gross profit	59.3%	56.1%	65.6%

Operating expenses:
Research and development	21,039	22,350	13,165
Sales and marketing	19,493	21,219	16,959
General and administrative	14,180	14,202	8,213
Settlement of litigation	40,000	—	—
Total operating expenses	94,712	57,771	38,337

Income (loss) from operations	(49,307)	(15,402)	11,489
Interest expense	(40)	(79)	(11)
Interest income	4,485	4,522	4,058
Other income (expense), net	2,024	(256)	—

Income (loss) before income taxes	(42,838)	(11,215)	15,536
Income tax benefit (provision)	16,066	4,239	(1,166)
Net income (loss)	$(26,772)	$(6,976)	$14,370

Net income (loss) per share:
Basic	$(0.10)	$(0.03)	$0.06
Diluted	$(0.10)	$(0.03)	$0.06

Shares used in computing net income (loss) per share:
Basic	262,913	259,786	254,102
Diluted	262,913	259,786	257,158

SONUS NETWORKS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Nine months	Nine months
	ended	ended
	September 30,	September 30,
	2007	2006
Revenue:
Product	$158,941	$146,880
Service	64,269	53,604
Total revenue	223,210	200,484

Cost of revenue:
Product	62,530	50,694
Service	27,421	21,287
Total cost of revenue	89,951	71,981

Gross profit	133,259	128,503

Gross profit %
Product	60.7%	65.5%
Service	57.3%	60.3%
Total gross profit	59.7%	64.1%

Operating expenses:
Research and development	62,087	39,141
Sales and marketing	63,762	46,630
General and administrative	42,444	22,441
Settlement of litigation	40,000	—
Total operating expenses	208,293	108,212

Income (loss) from operations	(75,034)	20,291
Interest expense	(123)	(229)
Interest income	13,631	11,399
Other income (expense), net	1,088	—

Income (loss) before income taxes	(60,438)	31,461
Income tax benefit (provision)	22,712	(2,361)
Net income (loss)	$(37,726)	$29,100

Net income (loss) per share:
Basic	$(0.14)	$0.12
Diluted	$(0.14)	$0.11

Shares used in computing net income (loss) per share:
Basic	260,834	252,291
Diluted	260,834	255,992

SONUS NETWORKS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(unaudited)

	September 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$91,945	$44,206
Marketable debt securities	234,221	256,485
Accounts receivable, net	73,193	70,726
Inventory, net	51,765	22,266
Deferred income taxes	37,573	21,808
Other current assets	22,759	18,523
Total current assets	511,456	434,014

Property and equipment, net	19,595	19,051
Purchased intangible assets, net	2,818	—
Goodwill	8,012	—
Long-term investments	51,475	60,189
Deferred income taxes	54,100	52,613
Other assets	2,947	23,737
	$650,403	$589,604

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$20,764	$17,219
Accrued expenses	73,742	43,714
Current portion of deferred revenue	75,317	60,383
Current portion of long-term liabilities	1,000	501
Total current liabilities	170,823	121,817

Long-term deferred revenue	17,296	33,787
Deferred income taxes	932	—
Long-term liabilities, net of current portion	2,494	1,467
Total liabilities	191,545	157,071

Commitments and contingencies

Stockholders equity:
Common stock	269	262
Additional paid-in capital	1,223,602	1,160,853
Accumulated deficit	(766,009)	(728,233)
Accumulated other comprehensive income (loss)	1,263	(82)
Treasury stock	(267)	(267)
Total stockholders’ equity	458,858	432,533
	$650,403	$589,604

SONUS NETWORKS, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine months ended
	September 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(37,726)	$29,100
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Depreciation and amortization of property and equipment	9,994	7,363
Amortization of purchased intangible assets	284	—
Stock-based compensation	35,115	7,479
Provision for settlement of litigation	40,000	—
Loss on disposal of property and equipment	12	7
Decrease in fair value of modified stock options held by former employees	(1,088)	—
Deferred income taxes	(17,152)	519
Changes in operating assets and liabilities:
Accounts receivable	(1,512)	23,463
Inventory	(8,991)	12,125
Other operating assets	(3,620)	(5,255)
Accounts payable	1,869	(10,069)
Accrued expenses, deferred rent and accrued restructuring expenses	(12,565)	(1,506)
Long-term obligations	—	(418)
Deferred revenue	(2,253)	(41,208)
Net cash provided by operating activities	2,367	21,600

Cash flows from investing activities:
Purchases of property and equipment	(8,955)	(7,872)
Acquisition of Zynetix Limited	(8,825)	—
Maturities of available-for-sale marketable debt securities	70,358	103,814
Purchases of available-for-sale marketable debt securities	(67,958)	(38,290)
Maturities of held-to-maturity marketable debt securities and long-term investments	277,704	118,464
Purchases of held-to-maturity marketable debt securities and long-term investments	(249,126)	(308,934)
Decrease in restricted cash	261	250
Net cash provided by (used in) investing activities	13,459	(132,568)

Cash flows from financing activities:
Sale of common stock in connection with employee stock purchase plan	5,613	4,764
Proceeds from exercise of stock options	26,183	23,155
Repayment of convertible subordinated note	—	(10,000)
Repayment of notes due to Zynetix Limited shareholders	(335)	—
Payment of tax withholding obligations related to net share settlement of restricted stock award	(399)	—
Principal payments of capital lease obligations	(148)	(36)
Net cash provided by financing activities	30,914	17,883

Effect of exchange rate changes on cash and cash equivalents	999	(2)

Net increase (decrease) in cash and cash equivalents	47,739	(93,087)
Cash and cash equivalents, beginning of period	44,206	155,679
Cash and cash equivalents, end of period	$91,945	$62,592

SONUS NETWORKS, INC.

Supplemental Information

(In thousands)

(unaudited)

The following tables provide the details of stock-based compensation, stock option investigation costs, amortization of purchased intangible assets, withholding tax adjustments, 409A excise tax adjustments and stock-based compensation-related expense included in the Company’s Condensed Consolidated Statements of Operations and the line items in which these amounts are reported.  Additional information regarding these items is available in the Investor Relations section of our Corporate page at http://www.sonusnet.com.  The information contained on our website or that can be accessed through our website should not be considered to be part of, or incorporated into, this press release.

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2007	2007	2006	2007	2006
Stock-based compensation
Cost of revenue - product	$306	$188	$34	$584	$59
Cost of revenue - service	1,265	1,023	243	2,870	725
Cost of revenue	1,571	1,211	277	3,454	784

Research and development expense	4,099	6,482	630	13,790	2,050
Sales and marketing expense	3,509	5,699	769	12,730	2,447
General and administrative expense	2,450	1,225	761	5,141	2,198
Operating expense	10,058	13,406	2,160	31,661	6,695

Total stock-based compensation	$11,629	$14,617	$2,437	$35,115	$7,479

Stock option investigation costs
General and administrative expense	$1,078	$3,826	$2,200	$9,101	$2,200

Amortization of purchased intangible assets
Cost of revenue - product	$67	$65	$—	$132	$—
Sales and marketing expense	76	76	—	152	—
Total amortization of purchased intangible assets	$143	$141	$—	$284	$—

Withholding tax adjustments (1)
Cost of revenue - product	$—	$—	$4	$—	$10
Cost of revenue - service	—	—	3	—	12
Cost of revenue	—	—	7	—	22

Research and development expense	—	—	15	—	53
Sales and marketing expense	—	—	4	—	39
General and administrative expense	—	—	84	—	275
Operating expense	—	—	103	—	367

Total withholding tax adjustments	$—	$—	$110	$—	$389

409A excise tax adjustments (2)
Cost of revenue - product	$29	$—	$—	$29	$—
Cost of revenue - service	—	—	—	—	—
Cost of revenue	29	—	—	29	—

Research and development expense	242	—	—	242	—
Sales and marketing expense	92	—	—	92	—
General and administrative expense	12	—	—	12	—
Operating expense	346	—	—	346	—

Total withholding tax adjustments	$375	$—	$—	$375	$—

Stock-based compensation-related expense (3)
Other income (expense), net	$2,024	$(256)	$—	$1,088	$—

(1)	Expense related to the disqualification of ISO status for employee stock options resulting from the stock option review and subsequent restatement.
(2)	Expense for reimbursing former employees the 409A tax on remeasured options and the income tax expense related to this reimbursement.
(3)

Expense for stock options modified and subsequently treated as derivative instruments, which are marked to market at each interim reporting date, resulting from the stock option review and subsequent restatement.